UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 12, 2006

Sunterra Corporation
(Exact name of registrant as specified in its charter)

Maryland	001-13815	95-4582157
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3865 W. Cheyenne Ave.
North Las Vegas, NV	89032
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(702) 804-8600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2006, Sunterra Corporation (the “Company”) entered into an agreement dated June 5, 2006 (the “Agreement”) with Mackinac Partners, LLC (“Mackinac Partners”) pursuant to which the Company engaged Mackinac Partners for the purpose of: (a) providing interim management services to Sunterra Europe (Group Holdings) plc (“Sunterra Europe”), including for C. Alan Bentley to serve as interim chief operating officer of Sunterra Europe (or with such other title that the Company and Mackinac Partners agree); (b) providing financial analysis to the Company; (c) assisting with the implementation of the restructuring plan and related downsizing of Sunterra Europe; (d) assisting with the sale of Sunterra Europe if directed by the Board of Directors of the Company; and (e) providing such other services that the Company and Mackinac Partners agree. For such services, the Company will pay Mackinac Partners U.S.$85,000 per month, subject to adjustment based on the actual hours of work performed, plus reimbursement of reasonable out-of-pocket expenses. The term of the engagement is from May 16, 2006 until August 31, 2006. In addition to Mr. Bentley, Mackinac Partners has assigned an employee of Mackinac Partners to the engagement referred to in the Agreement. The Company will pay Mackinac Partners additional compensation for any work performed by such employee, as well as for work performed by any other employees who may be later assigned to the engagement.

A director of the Company, James A. Weissenborn, has served as the Managing Partner and President of Mackinac Partners since 1999. Mackinac Partners has previously provided services to the Company.

A copy of the Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated June 5, 2006, and entered into on June 12, 2006, between Sunterra Corporation and Mackinac Partners, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2006
SUNTERRA CORPORATION

By:		/s/ Steven E. West
	Name:___	Steven E. West
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement dated June 5, 2006, and entered into on June 12, 2006, between Sunterra Corporation and Mackinac Partners, LLC